Exhibit 99.1

Axon Names Brittany Bagley as New Chief Financial Officer and Chief Business Officer

SCOTTSDALE, Ariz. — August 10, 2022 — Axon (NASDAQ: AXON), the global leader in connected public safety technologies, today announced that it has named Brittany Bagley as its new Chief Financial Officer and the newly created position of Chief Business Officer, effective September 26, 2022. Ms. Bagley replaces Jim Zito, who has been serving as interim Chief Financial Officer since May 4, 2022. Zito will resume his prior role as Senior Vice President of Accounting.

“Brittany’s broad experience as a public company CFO, Board member and investor position her well to lead Axon’s finance organization through our next phase of growth,” Axon founder and CEO Rick Smith said. “We believe Brittany will be a valuable thought partner as we continue to execute against our mission and deliver for our customers and shareholders.”

Josh Isner, Axon COO, added, “Brittany brings to our bench 17 years of financial industry experience and we look forward to leveraging her analytical rigor, expertise in investing for strategic growth and keen ability to lead finance organizations in highly dynamic industries.”

Ms. Bagley joins Axon from Sonos (NASDAQ:SONO), where she served as Chief Financial Officer, with oversight of financial, accounting, corporate development, investor relations, real estate, facilities organizations and the CIO and data organizations. Ms. Bagley joined Sonos in 2019 after having served as an investor and board member. Previously, she spent 12 years at KKR & Co., most recently serving as Managing Director, TMT Private Equity, where she was immersed in wide-ranging technology businesses, including semiconductors, consumer electronics and software. Ms. Bagley began her career at Goldman Sachs and holds a B.A. from Brown University.

Ms. Bagley is a current member of the Board of Directors of self-driving technology company Aurora (NASDAQ: AUR), where she also serves as Audit Committee Chair.

“I am excited and humbled to join Axon and play a role in the company’s inspiring mission to protect life,” Ms. Bagley said. “With a model of rapid software growth and annual recurring revenue, the company is uniquely positioned to deliver strong growth, build scale and drive long-term profitability. I look forward to partnering with this great team and building upon their outstanding track record of execution and delivering shareholder value.”

About Axon

Axon is a network of devices, apps and people that helps public safety personnel become smarter and safer. With a mission of protecting life, our technologies give customers the confidence, focus and time they need to keep their communities safe. Our products impact every aspect of a public safety officer's day-to-day experience with the goal of helping everyone get home safe.

We work hard for those who put themselves in harm's way for all of us. To date, more than 270,000 lives and countless dollars have been saved with the Axon Network of devices, apps and people. Learn more at www.axon.com or by calling (800) 978-2737. Axon is a global company with headquarters in Scottsdale, Ariz. and global software engineering hub in Seattle, Wash., as well as additional offices in Australia, Canada, Finland, Vietnam, the UK and the Netherlands.

Facebook is a trademark of Facebook, Inc.; Corporation and Twitter is a trademark of Twitter, Inc.. Axon, Axon Network, Protect Life and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

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Media Contact: Corinne Clark

Public Relations Manager

Press@Axon.com

For further information: Media ONLY Hotline: (480) 444-4000